Exhibit 10.3

MASTER LANDLORD’S CONSENT TO SUBLEASE

7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership (“Master Landlord”), and LANTANA HP, LTD., a Texas limited partnership (“Master Tenant”), are “Master Landlord” and “Master Tenant”, respectively, under that certain Lease Agreement dated of even date herewith (the “Master Lease”), pursuant to which Master Tenant leases from Master Landlord certain premises at a suburban office/product research and development laboratory campus located at 7171 Southwest Parkway, Austin, Texas 78735 (the “Property”), which includes space in five separate Buildings as follows: (i) B100 containing approximately 106,275 rentable square feet; (ii) B200 containing approximately 224,734 rentable square feet; (iii) B300 containing approximately 217,798 rentable square feet; (iv) B400 containing approximately 224,922 rentable square feet; and (v) a portion of B500 containing approximately 38,621 rentable square feet and the use of Common Areas and Building Exclusive Use Common Areas (the “Premises”), all as more particularly described in the Master Lease to which reference is here made for the description of the Property and the Premises. Under the provisions of the Master Lease, Master Landlord must consent to the subleasing of the Premises by Master Tenant, which Master Tenant and ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Subtenant”), propose to do pursuant to that certain Sublease Agreement by and between Master Tenant and Subtenant of even date herewith (the “Sublease”) covering the Premises. Accordingly, Master Tenant and Subtenant have requested Master Landlord to consent and agree to the Sublease, which Master Landlord has agreed to do subject to and upon the terms and provisions of this Master Landlord’s Consent to Sublease (this “Consent”); and in connection therewith, Master Landlord, Master Tenant and Subtenant have reached certain additional agreements among them relating to the Sublease, the Master Lease and their respective rights and obligations under those agreements, all as more specifically set forth in this Consent.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the Master Landlord, Master Tenant and Subtenant set forth in this Consent, the parties hereto hereby agree each with the others as follows (with capitalized terms used but not defined in this Consent having the respective meanings set forth in the Master Lease):

1. Master Landlord hereby (a) consents to the subleasing of the entire Premises (the “Subleased Premises”) upon and subject to the terms and provisions of, and as more particularly set forth in the Sublease, (b) covenants and agrees that Subtenant and Master Tenant shall have, hold and enjoy the additional rights, titles, interests, in respect thereof (as stated in the Master Lease, the Sublease and this Consent), (c) covenants and agrees that Master Landlord shall pay and perform the obligations of Master Landlord set forth in the Master Lease to and for the benefit of the Subtenant, which shall include negotiation of the Fair Market Rental Rate for the Renewal Term of the Master Lease and Sublease, the making by Master Landlord of refunds of any overpayments made by Master Tenant or Subtenant, and the negotiation and consideration of proposed improvements to the Subleased Premises by Subtenant, (d) acknowledges and agrees that Subtenant may enforce the obligations of Master Landlord under and in connection with the Master Lease, as incorporated into the Sublease, directly against Master Landlord, without the necessity for the joinder of Master Tenant in any action or proceeding by Subtenant to so enforce said payment and performance by Master Landlord of its obligations under the Master Lease, (e) reserves the right to waive (by express written notice given to the party to be charged) any default by Subtenant under the Sublease and thereby prevent Master Tenant from pursuing any remedy on account thereof provided that Master Landlord also waives performance by Master Tenant of such terms and conditions of the Master Lease which are subject to the Subtenant default, and (f) notwithstanding anything to the contrary set forth in the Master Lease or this Consent, agrees that Master Tenant shall have no liability to Master Landlord on account of the exercise by Subtenant of its rights pursuant to Section 15 of the Sublease. Notwithstanding anything to the contrary set forth in the Sublease, Master

Tenant’s and Subtenant’s rights under the Sublease are subordinate to the Master Lease to the extent and with the limitations stated herein. If the Master Lease terminates in its entirety prior to expiration of the term of the Sublease for any reason (other than due to a termination right exercised by Master Landlord with respect to a Casualty or condemnation or pursuant to Section 8.6 of the Master Lease) and provided that the Sublease is not otherwise terminated by Master Tenant or Subtenant pursuant to an express termination right granted to Master Tenant or Subtenant contained in the Sublease (including, but not limited to, a termination right due to a casualty or condemnation as provided in the Sublease) and so long as no default by Subtenant exists under either the Sublease or this Consent, which in either case is either beyond any applicable notice and cure periods or has not been waived (by express written notice given to the party to be charged), then Master Landlord and Subtenant covenant and agree that (i) the Sublease shall nevertheless continue in full force and effect as a direct lease between Master Landlord and Subtenant upon all of the terms, covenants and conditions of the Sublease, including the same terms, covenants and conditions contained in the Master Lease to the extent stated in the Sublease, (ii) Master Landlord shall, and hereby does agree (x) to recognize Subtenant’s tenancy in and to, and right to possession of, the Subleased Premises as provided in the Sublease, (y) to assume, pay and perform all obligations of Master Tenant, which accrue after the date of the termination of the Master Leases, as provided in the Sublease, and (z) to not disturb Subtenant’s right to possession, use and enjoyment of the Subleased Premises as stated in the Sublease, and (iii) Subtenant shall attorn to and recognize Master Landlord as its landlord under the Sublease. Master Landlord, Master Tenant and Subtenant each shall cooperate with the others to effect recognition of Subtenant’s rights and obligations (and attornment to Master Landlord) under the Sublease as a direct lease between Master Landlord and Subtenant; provided, however, said cooperation by Subtenant shall not require Subtenant to incur any costs or liabilities beyond its obligations set forth in the Sublease or in Section 21 and Exhibit B of this Consent. Master Landlord and Master Tenant hereby agree not to modify or amend the Master Lease without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed, it being stipulated by Master Landlord and Master Tenant that a delay, withholding or conditioning of the consent by Subtenant will be deemed to be reasonable if granting its consent as requested would diminish or impair any right or power, or increase any obligation, of Subtenant under the provisions of either the Sublease or this Consent; provided that in no event shall Subtenant be entitled to withhold or condition its consent for any amendment (aa) that provides solely for the extension of the Master Lease for the Renewal Term or the expansion of the Subleased Premises through the exercise of the Right of First Offer or (bb) is reasonably necessary as a result of any casualty or condemnation affecting the Premises provided that the terms of such amendment are consistent with the terms of the casualty and condemnation provisions of the Master Lease. Notwithstanding anything to the contrary set forth in the Master Lease, in no event shall Master Tenant be required to pay any excess compensation pursuant to Section 8.7 of the Master Lease with respect to the Sublease.

2. Subtenant hereby agrees to comply with all of the provisions, covenants, and conditions set forth in the Master Lease which are applicable to the Subleased Premises during the term of the Sublease (including, without limitation, those, which, by their terms, expressly survive the expiration or sooner termination of the Sublease), to be jointly and severally liable with Master Tenant for performance of the same and for the payment of rent pertaining to the Subleased Premises in the amount set forth in the Sublease, and Master Landlord may enforce all of the foregoing obligations directly against Subtenant; provided, however, said joint and several liability of Subtenant with Master Tenant and the right of Master Landlord to enforce all the foregoing obligations directly against Subtenant are subject to the provisions of this Consent so that Subtenant shall not be obligated to pay any Base Rent or Additional Rent directly to Master Landlord if Subtenant has made (in accordance with the terms of the Sublease or this Consent, as applicable) the corresponding payment of Base Rent or Additional Rent under the Sublease. Neither the Sublease nor this Consent shall release or discharge Master Tenant from any liability under the Master Lease, except to the extent that Subtenant has performed the obligation under the Master Lease, and Master Tenant shall remain liable and responsible for the full performance and observance of all of the provisions, covenants, and conditions set forth in the Master Lease on the part of Master Tenant to be performed and observed except to the extent performed directly by Subtenant. If Subtenant causes an Event of Default by Master Tenant under the Master Lease, subject to the terms and conditions of this Consent, Master Landlord shall be entitled to enforce its rights and remedies for an Event of Default by Master Tenant under the Master Lease against both Master Tenant and Subtenant.

3. In addition to, and not in limitation of, the foregoing agreements and notwithstanding anything to the contrary in the Master Lease or the Sublease, Master Landlord, Master Tenant and Subtenant further agree as follows:

(a) Master Landlord agrees to provide Subtenant with a copy of any notice required or permitted to be given under the Master Lease, the Sublease or this Consent that Master Landlord provides to, or receives from, Master Tenant regarding Master Tenant’s failure to perform any of Master Tenant’s obligations under the Master Lease or the Sublease (i) at the same time as Master Landlord gives any such notice to Master Tenant or (ii) within three (3) Business Days after Master Landlord receives any such notice from, Master Tenant. Master Landlord shall have the right at any time upon written notice to Subtenant to replace Master Tenant with another entity (which entity shall be subject to Subtenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed) to act as the “Master Tenant” under the Master Lease, provided that the replacement for Master Tenant expressly assumes and agrees in writing in favor of Subtenant to pay and perform and be bound by the obligations of Master Tenant under the Master Lease, the Sublease and hereunder that, in each case, accrue from and after the effective date of such assignment and assumption. Subtenant acknowledges that any replacement of the Master Tenant under the Master Lease would result in a replacement of Master Tenant as “Sublandlord” under the Sublease. Subtenant agrees to cooperate with Master Landlord and the replacement master tenant/sublandlord in effecting such substitution, without cost or liability to Subtenant;

(b) If Master Tenant defaults in the performance or observance of any of Master Tenant’s obligations under the Sublease, Master Landlord shall, on behalf of Master Tenant, cure any default which is reasonably susceptible to cure (or if not so susceptible, shall mitigate any demonstrable loss to Subtenant), and of which Master Landlord has notice within the time available to Master Tenant to cure or mitigate any such default under the Sublease, and Subtenant shall allow such cure or applicable mitigation from Master Landlord. Subtenant agrees to provide Master Landlord with a copy of any notice that Subtenant provides to Master Tenant under the Sublease with respect to Master Tenant’s failure to perform any of Master Tenant’s obligations under the Sublease at the same time that Subtenant gives any such notice to Master Tenant. If Master Tenant defaults under the Sublease in a manner that can be cured by the removal of Master Tenant and the substitution, in the then-Master Tenant’s place, of a different entity, such as, but not limited to, a default caused by the bankruptcy of Master Tenant, then Subtenant agrees to provide Master Landlord with up to ninety (90) days to effect such a substitution, and Subtenant will not seek to terminate the Sublease on account of such breach during such 90-day time period if, but only if, Master Landlord has commenced and is diligently pursuing all commercially reasonable actions to pay and perform the obligations that Master Tenant has failed to perform. Subtenant agrees to cooperate with Master Landlord and the replacement master tenant/sublandlord in effecting such substitution, without cost or liability to Subtenant;

(c) Master Landlord may at any time (upon advance notice to Subtenant as set forth below and notice to Master Tenant) terminate the Master Lease (regardless of any default by Master Tenant thereunder or any contrary provision of the Master Lease), in which event, provided that Subtenant is not then in default under the Sublease beyond any applicable notice and cure periods or in breach of this Consent (that, in any case, has not been waived by Master Landlord by written notice given to the party to be charged), Master Landlord shall do one of the following:

(i) without terminating the Sublease, Master Landlord and Subtenant shall recognize the Sublease as a direct lease between Master Landlord and Subtenant pursuant to Section 1 above. Master Landlord shall give Subtenant written notice of said election by Master Landlord, which notice shall (a) state the effective date of the Sublease becoming a direct lease and (b) the address or account to which Subtenant should make payment of rent, and, if such notice is not given more than ten (10) Business Days prior to the stated effective date of the Sublease becoming a direct lease between Master Landlord and Subtenant, then Master Landlord agrees to forbear from enforcing the provisions of the direct lease against Subtenant for a period of ten (10) Business Days after such effective date in order to give Subtenant time to make the adjustments necessary as a result of the Sublease becoming a direct lease (e.g., adjusting the destination of the rent payments) and, in that regard, Subtenant shall be credited with all amounts theretofore paid to Master Tenant under the Sublease and shall not be liable for any amounts Subtenant pays to Master Tenant prior to the expiration of the 10-Business Day adjustment period;

(ii) within twenty-five (25) days following the date on which Master Landlord gives Subtenant written notice of its election to proceed under this clause (ii), simultaneously terminate and replace the Sublease with a new lease between the Master Landlord, as landlord, and Subtenant, as the direct tenant of Master Landlord (the “Direct Lease”) which shall be on all of the same terms, provisions and conditions as the Master Lease except (A) the “Commencement Date” of the Direct Lease shall be the effective date of the termination of the Sublease, (B) the “Base Rent” under the Direct Lease shall be at the rate in effect under the “Base Rent” schedule in the Sublease as of the effective date of the Direct Lease (for the purposes of clarification, if, for example, the Direct Lease is effective as of March 1, 2015, then the Base Rent rate under the Direct Lease shall be the rate in effect as of March 1, 2015 under the Sublease’s schedule, with increases thereafter in accordance with the schedule), (C) Addendum 1 to the Master Lease shall not apply; (D) the Direct Lease shall be amended to include the terms of Exhibit A to this Consent, as Exhibit W to the Direct Lease; and (E) Subtenant shall provide to Master Landlord, but at Master Landlord’s cost and expense, not to exceed one thousand dollars ($1,000.00), a new letter of credit to secure Subtenant’s obligations under the Direct Lease in the form required by Section 21 below and Exhibit B of this Consent (and upon such delivery to Master Landlord of such new letter of credit for the Direct Lease, Master Landlord shall return to Subtenant the letter of credit provided by Subtenant to Master Landlord pursuant to Exhibit B attached hereto or the remaining proceeds thereof). Subtenant shall execute and deliver the Direct Lease (and all other “Tenant” deliverables required under the Direct Lease) and the replacement letter of credit within said period of twenty-five (25) days after the date on which Master Landlord delivers the Direct Lease to Subtenant. Master Landlord shall promptly (and in any event within five (5) Business Days after Subtenant delivers the signed Direct Lease [and all “Tenant” deliverables thereunder] to Master Landlord) counter-sign and deliver to Subtenant the Direct Lease and all other “Landlord” deliverables required under the Direct Lease. Subtenant shall not be obligated to incur any cost or liability in connection with said termination of the Master Lease and Subtenant shall be credited with all amounts theretofore paid to Master Tenant under the Sublease and shall not be liable for any amounts unpaid by Master Tenant under the Master Lease. Additionally, Master Landlord and Subtenant acknowledge that as a condition to the issuance of the new letter of credit required by the foregoing provisions, the issuer thereof may require the physical surrender of the letter of credit being replaced and Master Landlord and Subtenant agree to cooperate in complying with any such requirement of said issuer; or

(iii) within twenty-five (25) days following the date on which Master Landlord gives Subtenant written notice of its election to proceed under this clause (iii), simultaneously terminate the Sublease and enter into a new lease (the “New Third Party Lease”) with a new third party entity (which entity shall be subject to Subtenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed), as tenant, on all of the same terms and conditions of the Master Lease, have such new third party entity enter into a new sublease (the “New Sublease”) with Subtenant on all of the same terms and conditions of the Sublease, and Master Landlord, Subtenant and such new third party shall enter into a new sublease consent on all of the same terms and conditions as this Consent except (A) the “Commencement Date” of the New Third Party Lease and the New Sublease shall be the effective date of the termination of the existing Sublease, (B) the “Base Rent” under the New Third Party Lease and the New Sublease shall be at the rates in effect under the “Base Rent” schedule in the Master Lease and the Sublease, respectively, as of the effective date of the Direct Lease; and (C) Subtenant shall provide to Master Landlord, but at Master Landlord’s cost and expense, not to exceed one thousand dollars ($1,000.00), a new letter of credit to secure Subtenant’s obligations under the New Sublease in the form required by Section 21 below and Exhibit B to this Consent (and upon such delivery to Master Landlord of such new letter of credit for the New Sublease, Master Landlord shall return to Subtenant the letter of credit provided by Subtenant to Master Landlord pursuant to Exhibit B attached hereto or the remaining proceeds thereof). Master Landlord shall give Subtenant not less than ten (10) Business Days advance notice of the name and other reasonable identification information regarding the identity of the new third party, following which Subtenant shall give written notice within three (3) Business Days stating either Subtenant’s approval or disapproval of the proposed new third party and if disapproving, the reason or reasons therefor, which must be commercially reasonable. If Subtenant consents, then Subtenant shall execute and deliver the New Sublease and the new consent (and all other “Subtenant” deliverables required under the New Sublease and the new consent) and the replacement letter of credit within said period of twenty-five (25) days after the date on which Master Landlord delivers the New Sublease and a fully executed counterpart of the New Third Party Lease to Subtenant. Master Landlord shall promptly (and in any event within five (5) Business Days after Subtenant delivers the New Sublease [and all “Subtenant” deliverables thereunder] to Master Landlord) counter-sign and deliver to Subtenant all other “Landlord” deliverables required under the New Third Party Lease, the New Sublease and the new sublease consent and executed counterparts of all other deliverables required under all such agreements. Additionally, Master Landlord and Subtenant acknowledge that as a condition to the issuance of the new letter of credit required by the foregoing provisions, the issuer thereof may require the physical surrender of the letter of credit being replaced and Master Landlord and Subtenant agree to cooperate in complying with any such requirement of said issuer.

Master Tenant specifically acknowledges Master Landlord’s right to terminate the Master Lease as set forth in this Section 3(c) above regardless of any default by Master Tenant thereunder or any contrary provision in the Master Lease. In the event that Master Landlord at any time makes any of the elections under clauses (i), (ii) or (iii) above, Master Landlord and Master Tenant covenant and agree that Master Tenant shall automatically and without the need for any further action (a) be deemed to have surrendered the Premises in accordance with the terms of the Master Lease, or (b) be deemed to have Transferred the leasehold estate of Master Tenant to Subtenant (whichever is applicable based on the election of Master Landlord among clauses (i), (ii) and (iii) above), and (c) Master Tenant shall be released of all obligations under the Master Lease accruing from and after the date of such termination or Transfer (except for any obligations that survive expiration of the Master Lease).

(d) Master Tenant hereby assigns and transfers to Master Landlord all of Master Tenant’s interest in all amounts payable by Subtenant under the Sublease (including, without limitation, any damages payable by Subtenant in the event of a termination of the Sublease), and Master Landlord may collect the same and apply it toward Master Tenant’s obligations under the Master Lease; provided, however, that until Master Landlord gives Subtenant a notice in which Master Landlord instructs Subtenant to pay such amounts to Master Landlord, Master Tenant may collect and retain such amounts. Upon receipt of a written notice from Master Landlord directing Subtenant to pay all amounts payable by Subtenant under the Sublease to Master Landlord, Master Tenant hereby irrevocably authorizes and directs Subtenant to pay to Master Landlord all amounts payable by Subtenant under the Sublease that are due and that become due; provided that Master Landlord shall pay to Sublandlord any amounts received from Subtenant in excess of the amounts payable by Master Tenant under the Master Lease within ten

(10) days after receipt of such amounts from Subtenant. Subtenant shall rely upon any such notice from Master Landlord and shall pay all such Sublease amounts to Master Landlord, notwithstanding any claim from Master Tenant to the contrary; provided however, if Subtenant receives such notice from Master Landlord less than ten (10) Business Days prior to the next date on which rent is due and payable, then Master Landlord and Master Tenant agree to forebear from enforcing the Base Rent and Additional Rent payment provisions of the Sublease and of the Master Lease, as imposed on Subtenant through the Sublease and this Consent, for a period of ten (10) Business Days after the date said notice from Master Landlord is received by Subtenant in order to give Subtenant time to make the necessary adjustments in the destination of rent payments; and in that regard, Subtenant shall be credited with all amounts theretofore paid to Master Tenant under the Sublease and shall not be liable for any amounts Subtenant pays to Master Tenant prior to the expiration of the 10-Business Day adjustment period. Master Tenant shall not have any right or claim against Subtenant for any such amounts or any other sums so paid by Subtenant to Master Landlord. Master Landlord shall credit Master Tenant with any rent or other amounts (including proceeds of any letter of credit held by Master Landlord securing Subtenant’s obligations under the Sublease) received by Master Landlord from Subtenant under this Section 3(d); provided, however, neither Master Landlord’s acceptance of any payment on account of rent or any other amounts from Subtenant (whether or not as the result of any such default and regardless of the circumstances or reasons therefor) nor Master Landlord’s acceptance of performance by Subtenant of any obligations of Master Tenant under the Master Lease shall in any manner whatsoever (i) be deemed a waiver by Master Landlord of any provision of the Master Lease and subject, however to Subtenant’s rights under this Consent, or (ii) serve to release Master Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Master Lease. Master Landlord and Master Tenant agree that Master Tenant shall not be entitled to retain any additional compensation from any Transfer by Subtenant, it being agreed that only Master Landlord shall be entitled to such additional compensation as set forth in Section 8.7 of the Master Lease. Subtenant agrees to pay Master Landlord the additional compensation directly.

(e) All agreements by Subtenant set forth in this Section 3 for its cooperation and its payment and performance are subject to the condition that it shall not be obligated to perform as stated herein if a bankruptcy court or other court or judicial body shall order otherwise.

(f) Master Tenant agrees to give Master Landlord not less than five (5) Business Days advance written notice of any action (whether an act or the withholding of or refraining to act) that Master Tenant intends to take as “Sublandlord” under the Sublease with respect to Subtenant, including, without limitation, enforcement of any default by Subtenant under the Sublease. Master Tenant shall not take or refrain from taking the action described in Master Tenant’s notice unless and until Master Landlord provides its approval of such matter to Master Tenant; provided that Master Tenant shall not be responsible for or liable to Master Landlord under the Master Lease for any Event of Default under the Master Lease caused by Subtenant until Master Landlord provides approval for Master Tenant to enforce its remedies against Subtenant for a breach of the Sublease. If, at the time Sublandlord takes such action, Sublandlord does not provide Subtenant with a written notice signed by Sublandlord and Master Landlord describing the proposed action, then Subtenant shall have the right to request, by written notice to Master Landlord, a written notice from Master Landlord in which Master Landlord confirms its approval of Sublandlord’s action with respect to Subtenant. Until Subtenant receives such jointly-signed notice or a separate written notice from Master Landlord confirming its approval of the applicable Sublandlord action, Subtenant shall not be obligated to perform the requested action.

(g) In connection with any change in Control of Master Landlord or Transfer of Master Landlord’s right, title and interest in the Premises to a third party (including without limitation, a foreclosure by any mortgagee or a deed in lieu of foreclosure), Master Landlord shall give Master Tenant and Subtenant at least ten (10) Business Days advance written notice of the scheduled effective date of any such change in Control or closing date of any such Transfer. Master Landlord shall have up to and including the effective date or the closing date, as applicable, to revoke such notice or extend the effective date of the closing date by, in either case, not less than three (3) Business Days by means of a written notice to Master Tenant and Subtenant. In connection with any such change in Control of Master Landlord or Transfer, Master Landlord shall seek, at Subtenant’s request, to cause the new entity or transferee to enter into a Direct Lease (on the same terms as the “Direct Lease” described in Section 3(c)(ii) above) with Subtenant within a reasonable period of time (not to exceed thirty (30) days following either the effective date of the change in Control of Master Landlord or the closing date of the Transfer, as applicable). In the event that after the expiration of said thirty-day period a Direct Lease between Subtenant and the then Master Landlord shall not have become effective between them, then Subtenant shall have the option and right to require the then Master Landlord to enter into a Direct Lease (on the same terms as the “Direct Lease” described in Section 3(c)(ii) above) with Subtenant within a reasonable period of time (not to exceed thirty (30) days following the date on which Subtenant gives written notice of its election to the then Master Landlord). In the event that the then Master Landlord fails, for any reason other than the failure of Subtenant to sign and make available said Direct Lease (and all “Tenant” deliverables thereunder) to the then Master Landlord at least ten (10) days prior to the expiration of said thirty-day period of time, to enter into said Direct Lease with Subtenant within said thirty-day period of time following the date on which Subtenant gives written notice of its election to the then Master Landlord, then the Direct Lease shall be deemed to have been executed and delivered by the then Master Landlord in the form submitted by Subtenant to the then Master Landlord and with effect. If a Direct Lease is not entered into or deemed to have been entered into as set forth above in this paragraph within sixty (60) days following the Change in Control of Master Landlord or Transfer of Master Landlord’s right, title and interest in the Premises to a third party, then Master Tenant shall have the option and right to terminate the Master Lease upon thirty (30) days’ notice to Master Landlord and Subtenant, in which event the Master Lease shall terminate at the expiration of said thirty (30) day period and Master Tenant shall be released from all obligations under the Master Lease and the Sublease accruing thereafter (except for any obligations that survive expiration of the Master Lease or the Sublease, as the case may be). If a Direct Lease is entered into as set forth above in this paragraph or if Master Tenant exercises its right to terminate the Master Lease as provided in this paragraph, then Master Landlord and Master Tenant covenant and agree that Master Tenant shall automatically and without the need for any further action be deemed to have surrendered the Premises in accordance with the terms of the Master Lease, and in the case in which the Master Tenant exercised the right to terminate the Master Lease, the provisions of Section 3(c)(ii) above shall apply.

(h) Master Landlord and Master Tenant agree with and in favor of Subtenant that Master Tenant shall not have the right to transfer or assign Master Tenant’s leasehold estate in and to the Subleased Premises without the express prior written consent of Master Landlord and that Master Landlord agrees that it will not consent to any request from or on behalf of Master Tenant to permit any such transfer or assignment unless Subtenant consents to the transfer or assignment. Subtenant shall consent, or reasonably withhold its consent, to any such transfer or assignment within ten (10) Business Days after submission to Subtenant of all of items required to be submitted to Master Landlord under Article 8 of the Master Lease with respect to any Master Tenant request to transfer or assign the Master Lease.

(i) Notwithstanding anything to the contrary set forth in the Master Lease, Master Tenant shall be entitled to deduct from the Base Rent payable to Master Landlord under the Master Lease on May 1 of each year during the Term of the Master Lease, including any extended Term, an amount equal to the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor or replacement statutory provision (“Margin Taxes”) payable by Master Tenant for the prior calendar year in connection with the Sublease (such tax payment, the “Margin Tax Payment”); provided that in the event the Margin Tax Payment is due on a date other than May 15 in any calendar year, Master Tenant shall be entitled to deduct from Base Rent payable to Master Landlord under the Master Lease during the calendar month in which such Margin Tax Payment is due the amount of the Margin Tax Payment to be paid by Master Tenant in such calendar month. Further, (i) if the Master Lease is terminated by Master Landlord, (ii) Master Landlord and Subtenant enter into a direct lease of the Premises, (iii) the holder of a Superior Interest forecloses on the Property or takes a deed in lieu of such foreclosure, or (iv) there is a sale or other disposition of the Property by the original named Master Landlord under the Master Lease (including a change of Control), then: (A) with respect to the events described in parts (i) or (ii), within ten (10) Business Days after receipt of an invoice from Master Tenant, Master Landlord shall refund to Master Tenant the Base Rent paid under the Master Lease by Master Tenant to Master Landlord in an amount equal to the amount of Margin Taxes payable by Master Tenant in connection with the Sublease with respect to rents received by Master Tenant under the Sublease prior to the effective date of the events described in parts (i) or (ii) above, as shown on such invoice, or (B) with respect to the events described in parts (iii) and (iv), Master Tenant shall be entitled to deduct from Base Rent next accruing under the Master Lease the amount of Margin Taxes which will be due and payable by Master Tenant in connection with rents received by Master Tenant under the Sublease through the date which is the earlier of (x) the date on which a new Direct Lease is mutually executed and delivered or (y) one hundred twenty (120) days after such occurrence. In the event Master Landlord has elected to collect Base Rent payable under the Sublease directly from Subtenant pursuant to Master Landlord’s rights set forth in this Consent, Master Landlord agrees to remit within five (5) Business Days after receipt of Master Tenant’s request, such Margin Tax Payments which are subject to deduction hereunder from the Base Rent. Further, in the event Subtenant defaults in payment of Base Rent under the Sublease resulting in Master Tenant having insufficient funds from Subtenant to pay the Margin Tax Payment next due in connection with the Sublease, within ten (10) days after receipt of written notice of such default from Master Tenant, Master Landlord agrees to either refund to Master Tenant such amount of Base Rent previously paid by Subtenant to Master Landlord an amount equal to the Margin Tax Payment payable by Master Tenant with respect to the Sublease prior to Subtenant’s default, or draw on the L-C in an amount equal to the Margin Tax Payment payable by Master Tenant with respect to the Sublease prior to Subtenant’s default and pay such proceeds to Master Tenant.

4. At any time that Subtenant seeks Master Tenant’s consent or approval to any item under the Sublease, Subtenant shall provide a copy of such request for consent or approval simultaneously to Master Landlord, and Master Landlord shall, notwithstanding anything contained in the Master Lease to the contrary, be subject to the same consent standards regarding such matter as Master Tenant is subject under the Sublease and Master Landlord shall communicate in writing its approval or disapproval of such item to both Subtenant and Master Tenant within the time periods, if any, specified in the Sublease (which approval or disapproval shall be binding on Master Tenant).

5. Master Landlord, Master Tenant and Subtenant each acknowledges and agrees that there are certain rights granted to Master Tenant as “Original Tenant” under the Master Lease (the “Personal Rights”) in the following sections of the Master Lease: (a) the Option to Extend set forth in Section 3.2; (b) the right to contest (or force Master Landlord to contest) Imposition as set forth in Sections 5.2(c)(i) and (ii); (c) all “Special Rights for Service Related Provisions” as such term is defined in Section 6.3(f) and the right to move lab space as set forth in Section 6.4(c); (d) the right to enter into shared space arrangements set forth in Section 8.9; (e) the restrictions on Master Landlord’s ability to modify the Common Areas as provided in Section 10.14(c)(ii); (f) the restrictions on Master Landlord’s ability to modify the Property Amenities as provided in Section 10.33; and (g) the Right of First Offer set forth in Exhibit I. In order to induce Subtenant to enter into the Sublease, Master Tenant has agreed to relinquish all of the Personal Rights to Subtenant and Master Landlord has consented thereto. Accordingly, the parties agree that (1) for all purposes under the Master Lease, as pertains the Personal Rights, all references to “Original Tenant” shall be deemed to be amended to refer to Advanced Micro Devices, Inc., a Delaware corporation and any Permitted Transferee of Advanced Micro Devices, Inc.’s

interests under the Sublease that meets the requirements of Sections 8.8(a)-(d) of the Master Lease (with all references therein to Tenant being deemed references to Advanced Micro Devices, Inc., (2) from and after the date hereof, Master Tenant shall not have any right to exercise any of the Personal Rights independent of Subtenant exercising such rights, (3) all references to an “Event of Default” contained within any of the provisions of the Personal Rights shall be deemed a reference to a default by Subtenant under the Sublease beyond all applicable notice and cure periods unless waived by Master Landlord (by express written notice given to the party to be charged), and (4) at any time that Subtenant does not satisfy any of the requirements of the Personal Rights, then such Personal Rights may not be exercised by either Subtenant or Master Tenant. In addition to the foregoing, Master Landlord, Master Tenant and Subtenant hereby acknowledge and agree that any provision of the Master Lease providing Master Tenant a right or responsibility based on its occupancy of a certain portion of the Property shall be interpreted to mean either Master Tenant’s or Subtenant’s occupancy of such portion of the Property.

6. Subtenant agrees to provide Master Landlord, from time to time, within ten (10) Business Days after Master Landlord’s written request, an estoppel certificate, in the form attached to the Master Lease with such non-substantive revisions as are necessary to make it a Sublease estoppel. At Master Landlord’s request, such estoppel certificate may be certified to Master Landlord, any lenders to Master Landlord, any substitute for Master Tenant, or any prospective purchasers or assignees of Master Landlord, Master Landlord’s interests in the Premises or of Master Landlord’s rights under the Master Lease. Upon the request of Master Landlord or any of the foregoing entities, Master Tenant and Subtenant shall execute any similar amendment to the Sublease that may be needed in light of an amendment to the Master Lease, so long as such Sublease amendment does not, in the opinion of Master Tenant and its counsel and Subtenant and its counsel, respectively, adversely affect Master Tenant’s or Subtenant’s rights or result in any change in obligations, risk, liabilities or costs, respectively, of Subtenant under the Sublease. Subtenant shall provide to Master Landlord the financial statements required to be provided to Master Tenant pursuant to the Sublease, and Master Landlord shall have the right to request the same directly from Subtenant pursuant to the terms of the Sublease.

7. Master Landlord agrees that, in order to facilitate administration of the Master Lease in an efficient manner, Subtenant may, on Master Tenant’s behalf, exercise the following rights of Master Tenant under the Master Lease and deal directly with Master Landlord in the carrying out of the terms and conditions of such rights under the Master Lease: Section 2.1(b) [Measurement Standards; Remeasurement Right], 3.2 [Renewal Term], 4.2 [Renewal Rent], 5.2(c) [Tax Contests and Appeals], 5.3(a) [Electrical Costs], 5.5 [Tenant Inspection Rights], Section 5.6 [Cap on Operating Costs], Section 5.7 [Gross-Up], Section 6.3(f)[Special Rights for Service Related Provisions], 6.3(b) [Responses to Outages and Restoration of Services; Abatement], Article VII [Casualty; Condemnation], Section 9.5(b) [Tenant’s Self-Help] and Exhibit J [Utility Exhibit].]

8. The parties hereto agree that:

(a) The “Tenant’s” insurance requirements under the Master Lease shall be satisfied if Subtenant obtains and maintains all insurance and related materials in the manner required of the “Tenant” under the Master Lease and provided that, in addition to such parties as the “Tenant” is required to name as additional insureds under the Master Lease, Subtenant names Master Tenant as an additional insured in each instance where the “Tenant” is required to name additional insureds under the Master Lease. Subtenant shall provide to Master Landlord and Master Tenant evidence of such insurance in the same manner and form as the “Tenant” is required to provide under the Master Lease.

(b) The Non-Disturbance Agreement that Master Landlord agrees to obtain and provide to Tenant under the Master Lease shall also be provided to Subtenant and grant to Subtenant the same rights and benefits to Subtenant in respect of the Sublease, the subleasehold interest granted to it thereunder and this Consent as said Non-Disturbance Agreement provides to the Master Tenant in respect of the Master Lease and the leasehold interest granted to it thereunder; and Subtenant agrees that under said Non-Disturbance Agreement it shall be subject to the same obligations in favor of the Superior Interest in respect of the Sublease, the subleasehold interest granted thereunder and this Consent as the Master Tenant is obligated thereunder in respect of the Master Lease and the leasehold interest granted to it under the Master Lease.

9. Subtenant agrees to indemnify, defend and hold Master Landlord harmless from and against any loss, cost, expense, damage or liability to the same extent as Subtenant is required to indemnify, defend and hold Master Tenant harmless from and against any loss, cost, expense, damage or liability to the extent Subtenant is obligated therefor under the Sublease. Without limiting the generality of the foregoing, the waivers and hold harmless provisions of the Master Lease, as incorporated by reference into the Sublease, shall be deemed to extend to, and be binding on, Master Landlord and Subtenant. Notwithstanding anything in the Sublease or this Consent to the contrary, Master Tenant shall have no liability to Subtenant for a breach of the Master Lease by Master Landlord and in no event shall Master Tenant indemnify Subtenant for any loss, cost, expense, damage or liability suffered by Subtenant resulting from Master Landlord’s breach of the Master Lease or for the acts or omissions of Master Landlord or its agents, employees or contractors. Master Landlord agrees to indemnify, defend and hold Subtenant harmless from and against any loss, cost, expense, damage or liability suffered by Subtenant as a result of Master Tenant’s breach of its obligations under: (i) this Consent or (ii) as “Sublandlord” under the Sublease. Subtenant and Master Tenant agree that the limitation on Master Landlord’s liability set forth in Section 9.5(c) of the Master Lease shall apply to Master Landlord’s obligations under this Consent and shall so limit Master Landlord’s liability to Subtenant and Master Tenant with respect to any matters set forth in this Consent or with respect to the Sublease or Subleased Premises; provided, however, said limit on Master Landlord’s liability shall not be deemed or construed to prevent seeking an injunction against Master Landlord.

10. The foregoing Consent shall apply only to the subject subletting and shall not be deemed to be consent to any other subletting nor to any sub-subletting under the Sublease to which Subtenant must obtain a consent under the Sublease (but as to any sublease that does not require consent under the Sublease, this Consent also is a consent thereto), nor shall this Consent be construed to release Master Tenant from any of its obligations under the Master Lease. Any other subletting or sub-subletting that does require consent of the Master Landlord shall be subject to Master Landlord’s consent in accordance with the terms and provisions of the Master Lease; provided, however, that Master Landlord’s consent shall not be required for any Permitted Transfers (as such term is defined in the Sublease). In no event may Master Tenant or Subtenant amend or modify the Sublease without first obtaining Master Landlord’s written consent, which Master Landlord may withhold subject to the applicable standards under the Sublease with respect to said matter. In no event, however, shall Master Tenant be allowed to deny consent to subletting or any sub-subletting in the event that Master Landlord has afforded its consent.

11. If Subtenant is a corporation, partnership, trust, association or other entity, Subtenant and each person executing this document on behalf of Subtenant, hereby covenants and warrants that (a) Subtenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Subtenant has and is duly qualified to do business in the State in which the Subleased Premises are located, (c) Subtenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this agreement and to perform all Subtenant’s obligations under this agreement, and (d) each person (and all of the persons if more than one signs) signing this document on behalf of Subtenant is duly and validly authorized to do so. If Master Tenant is a corporation, partnership, trust, association or other entity, Master Tenant and each person executing this document on behalf of Master Tenant, hereby covenants and warrants that (a)

Master Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Master Tenant has and is duly qualified to do business in the State in which the Subleased Premises are located, (c) Master Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this agreement and to perform all Master Tenant’s obligations under this agreement, and (d) each person (and all of the persons if more than one signs) signing this document on behalf of Master Tenant is duly and validly authorized to do so. If Master Landlord is a corporation, partnership, trust, association or other entity, Master Landlord and each person executing this document on behalf of Master Landlord, hereby covenants and warrants that (a) Master Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Master Landlord has and is duly qualified to do business in the State in which the Subleased Premises are located, (c) Master Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this agreement and to perform all Master Landlord’s obligations under this agreement, and (d) each person (and all of the persons if more than one signs) signing this document on behalf of Master Landlord is duly and validly authorized to do so.

12. Regarding notices and payment of monies:

(a) Any notice, request, instruction, demand or other communication to be given hereunder by any party hereto (including, without limitation, any copies of notices pursuant to Sections 5 and 7 above) to the other(s) shall be given in writing and shall be delivered either (i) by hand, (ii) by facsimile during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder within one (1) day of such facsimile), (iii) by a nationally recognized overnight courier service, or (iv) by registered or certified mail, postage prepaid, return receipt requested, as follows:

i.	If to Master Landlord, addressed to:

c/o Spear Street Capital

One Market Plaza, Spear Tower,

Suite 4125

San Francisco, CA 94105

Attention: John S. Grassi

Facsimile No.: 415.856.0348

with a copy thereof to:

c/o Spear Street Capital

One Market Plaza, Spear Tower, Suite 4125

San Francisco, CA 94105

Attention: Asset Manager - AMD Lone Star Campus

Facsimile No.: 415.856.0348

With an additional copy to:

c/o Spear Street Capital

1114 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Asset Manager - AMD Lone Star Campus

Facsimile No.: 212.488.5520

ii.	If to Master Tenant, addressed to:

Lantana HP, Ltd.

c/o HPI Real Estate

3600 N. Capital of Texas Hwy.

Building B, Suite 250

Austin, Texas 78746

Attention: Sam Houston

With a copy to:

Susan Coleman, Esq.

Thompson & Knight, LLP

Burnett Plaza, Suite 1600

801 Cherry Street, Unit #1

Fort Worth, Texas 76102-6881

Fax No. (214) 999-1555

Phone: (817) 347-1713

iii.	If to Subtenant, addressed to:

Advanced Micro Devices, Inc.

7171 Southwest Parkway

Austin, TX 78735

Attention: General Counsel, B100.T.432

Facsimile No.: 512.602.1252

with a copy thereof to:

SRS Real Estate Partners

15660 North Dallas Parkway, Suite 1200

Dallas, TX 75248

Attention: Leslie Dunaway

Facsimile No.: 972.419.4291

With a copy thereof to:

Advanced Micro Devices, Inc.

One AMD Place. MS 5

Sunnyvale, CA 94088

Attn: Lease Manager

And with an additional copy to:

Fulbright & Jaworski L.L.P.

98 San Jacinto Blvd., Suite 1100

Austin, Texas 78701-4255

Attention: R. G. Converse

Facsimile No.: 512/536-4598

or to such other address or number as party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Any notice, request, instruction, demand or other communication shall be deemed given when received, if sent by facsimile, and when delivered and receipted for, if mailed, sent by nationally recognized overnight courier service or hand delivered. If any such notice, request, instruction, demand or other communication cannot be delivered because the receiving party changed its address and did not previously give notice of such change to the sending party or because the receiving party refuses to accept such communication, such communication shall be effective on the date delivery is attempted. Any notice, request, instruction, demand or other communication under this Consent may be given on behalf of a party by the attorney for such party.

(b) Whenever the provisions of this Consent require or permit the payment of any sum of money (including Rent and Additional Rent) by one party to another, the paying party shall be deemed to have made said payment if the amount concerned is sent to the account of the payee by wire transfer using the following wire instructions:

If to the account of Master Landlord:	Wells Fargo Bank, N.A. 420 Montgomery Street San Francisco, California 94104 Beneficiary Name: SSC IV, L.P.

If to the account of the Master Tenant:	Wells Fargo Bank, N.A. 111 Congress Avenue, Suite 530 Austin, Texas 78701 Beneficiary Name: Lantana HP, Ltd.

If to the account of the Subtenant:	Bank of America North America Division, Corporate Service Center Branch 1233 San Francisco, California 94137 Beneficiary Name: Advanced Micro Devices, Inc.

Any party may change the above wire instructions for said party’s receipt of moneys paid by any of the other parties by giving not less than thirty (30) days’ prior written notice of the change in wire instructions to all other parties; provided, however, that the 10-Business Day provisions of Sections 3(c)(i) and 3(d) above with respect to a change in the payment address or account information shall control in the event the specific conditions described in said sections are applicable.

13. None of Master Landlord, Master Tenant or Subtenant has dealt with any broker or agent in connection with the negotiation or execution of this Sublease except to the extent that Subtenant engaged CBRE Group, Inc., in connection with the Property and Subtenant shall pay commissions owed by it to CBRE Group, Inc., pursuant to separate written agreements. The parties hereto shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Further, Subtenant shall indemnify, defend and hold Master Landlord and Master Tenant harmless against all costs, expenses, reasonable attorneys’ fees, liens and other liability claimed by CBRE Group, Inc. for any payment owed by Subtenant to CBRE Group, Inc. in connection with the Property. Promptly following Master Landlord’s or Master Tenant’s request, Subtenant shall provide or cause CBRE Group, Inc. to provide Master Landlord and Master Tenant with a waiver of any brokerage lien available to CBRE Group, Inc. under applicable Legal Requirements in connection with its representation of Subtenant in connection with the Property. This Consent is conditioned upon the signed acceptance by Master Tenant and Subtenant of the terms and conditions set forth herein.

14. The parties hereto expressly consent and agree that the following provision of the Master Lease is incorporated herein by reference and pertains to this Consent and the Master Landlord, the Master Tenant and Subtenant: 10.26 [Confidentiality]. Each of the parties hereto agrees that it has read the foregoing provision. Notwithstanding any other provision in this Consent, the Master Lease or the Sublease, at any time after the date of this Consent, (a) Subtenant reserves the right to issue a public announcement of the transaction contemplated under this Consent; and (b) Subtenant may make any public disclosure including, without limitation, disclosure of the terms of this Consent, the Master Lease and the Sublease, as required by the Securities Exchange Commission or the New York Stock Exchange in Subtenant’s reasonable discretion without prior consultation with, or approval by, Master Landlord or Master Tenant.

15. Concurrently with the execution and delivery of this Consent, Master Landlord, Master Tenant and Subtenant are executing and filing for record in the Office of the County Clerk of Travis County, Texas, a declaration and memorandum of the Master Lease, the Sublease and this Consent, in the form as that which is attached hereto as Exhibit C and made a part hereof for all purposes; and each party to this Consent agrees to execute and deliver a counterpart of said form to the other parties to this Consent accordingly.

16. This Consent shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto. This Consent constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings. This Consent may not be amended except by the written agreement of all parties hereto. No provisions of this Consent shall be deemed waived by any party hereto unless such waiver is given in a written notice given to the party to be charged and signed by the party to whom the performance is owed. The waiver by any party hereto of any breach of any provision of this Consent shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Consent. No delay or omission in the exercise of any right or remedy of a party upon any default by the other party shall impair such right or remedy or be construed as a waiver. This Consent may be executed in counterparts (including by facsimile or .pdf signature) with the same effect as if the parties had executed one instrument, and each such counterpart shall constitute an original of this Consent. No provision of this Consent that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of this Consent shall be severable.

17. The parties agree that this Consent overrides the provisions of Section 8.5 of the Master Lease.

18. THIS CONSENT HAS BEEN EXECUTED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF TEXAS.

19. Any legal action, suit or proceeding in law or equity arising out of or relating to this Consent and the transactions contemplated hereby may be instituted in any state or federal court in Travis County, Texas, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Consent, or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against either party if given by registered or certified mail, return receipt requested or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 12 herein. Nothing herein contained shall be deemed to affect the right of either party to serve process in any manner permitted by applicable Legal Requirements or to commence legal proceedings or otherwise proceed against the other party in any jurisdiction other than Texas.

20. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, MASTER TENANT AND SUBTENANT (EACH ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND MASTER LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS CONSENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. If there is any legal or arbitration action or proceeding between any of the parties hereto to enforce any provision of this Consent or to protect or establish any right or remedy of any party hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party(ies) all reasonable, actual out-of-pocket costs and expenses paid or payable to third parties, including reasonable attorneys’ fees incurred by such prevailing party(ies) in such action or proceeding and in any appeal in connection therewith, and if such prevailing party(ies) recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

21. Notwithstanding anything in the Master Lease, the Sublease or this Consent to the contrary, the liability of Master Tenant (and its successors, partners, shareholders, members, employees, officers, and agents) to Master Landlord or Subtenant (or any person claiming by, through or under Master Landlord or Subtenant) for any default by Master Tenant under the terms of the Master Lease, the Sublease or the Consent or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Property shall be limited to Master Landlord’s and/or Subtenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Master Tenant in the Sublease and Master Tenant (and its partners, shareholders, members, officers, employees and agents) shall not be personally liable for any deficiency (except Master Tenant shall be personally liable for the payments of rent received by Master Tenant from Subtenant under the Sublease if Master Tenant thereafter fails to pay Master Landlord such amounts to pay the corresponding obligations of Master Tenant under the Master Lease).

22. Concurrently with Subtenant’s execution of this Consent, Subtenant shall deliver to Master Landlord the letter of credit described in Exhibit B to this Consent.

Dated: March 26, 2013

MASTER LANDLORD:

7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership

By:	7171 Southwest Parkway Holdings GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ John S. Grassi
	Name:	John S. Grassi
	Title:	Authorized Signatory

AGREEMENT AND ACCEPTANCE BY MASTER TENANT AND BY SUBTENANT:

SUBLANDLORD:			SUBTENANT:

LANTANA HP, LTD., a Texas limited partnership			ADVANCED MICRO DEVICES INC., a Delaware corporation

By:	GP Lantana, Inc., a Texas Corporation, its general partner

	By:	/s/ Sam Houston	By:	/s/ Devinder Kumar
	Name:	SAM HOUSTON	Name:	Devinder Kumar
	Title:	VICE PRESIDENT	Title:	SR. VP & CFO